Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 29, 2019 (except Note 1[C], as to which the date is February 28, 2020), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-235975) and related prospectus of Immunovant, Inc. for the registration of 17,139,969 shares of its common stock.

/s/ Ernst & Young LLP

Iselin, New Jersey

February 28, 2020